                                                                     EXHIBIT  12

                     ROCHESTER GAS AND ELECTRIC CORPORATION

              COMPUTATION OF SEC RATIO OF EARNINGS TO FIXED CHARGES

                              (Thousand of Dollars)

                                      Twelve Months
                                          Ended                                   Year Ended December 31,
                                      September 30,    ---------------------------------------------------------------------------
                                           2000             1999            1998            1997            1996             1995
                                           ----             ----            ----            ----            ----             ----

EARNINGS
Net Income - Continuing Operations         $97,115         $94,488         $94,138         $95,360         $97,511          $71,928

Add:
     Income Taxes  (net),
         Continuing Operations              66,212          63,310          61,901          61,575          66,051           49,267
                                     -----------------------------------------------------------------------------------------------

Pretax Income                              163,327         157,798         156,039         156,935         163,562          121,195
Fixed Charges                               67,012          63,317          52,474          56,903          63,132           67,502

                                     -----------------------------------------------------------------------------------------------
Earnings  (as defined)                    $230,339        $221,115        $208,513        $213,838        $226,694         $188,697
                                     ===============================================================================================


FIXED CHARGES
-------------

Interest Charges on Long Term Debt         $56,571         $53,067         $43,306         $44,615         $48,618          $53,026

DOE Liability  *                             5,152           4,177           4,305           4,204           3,981            4,182

Amortization of Debt Premium,
    Discount and Expense                     1,690           1,723           1,536           1,772           3,504            1,712

Other Interest                               2,322           2,820           1,852           4,904           5,824            7,344

Rentals   **                                 1,277           1,530           1,475           1,408           1,205            1,238

                                     -----------------------------------------------------------------------------------------------
Total Fixed Charges                        $67,012         $63,317         $52,474         $56,903         $63,132          $67,502
                                     ===============================================================================================


RATIO OF EARNINGS TO FIXED
          CHARGES (times)    ***              3.44            3.49            3.97            3.76            3.59             2.80


      *  Long term liability to Federal Department of Energy for nuclear waste disposal.

     **  Rentals deemed representative of the interest factor included in rent expense.

    ***  Excluding the effect of regulatory disallowances charged to current period earnings, such ratio is 3.19 times for the twelve months ended December 31, 1995.
